UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2022

Verrica Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38529	46-3137900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 W. Gay St., Suite 400 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 453-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	VRCA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events.

On July 11, 2022, Verrica Pharmaceuticals Inc. (the “Company”), voluntarily repaid in full the debt outstanding under the mezzanine loan and security agreement by and among the Company and Silicon Valley Bank as administrative agent and collateral agent and Silicon Valley Bank and West River Innovation Lending Fund VIII, L.P. as the lenders, dated March 10, 2020, as amended (the “Mezzanine Loan Agreement”) as well as the loan and security agreement by and between the Company and Silicon Valley Bank, dated March 10, 2020, as amended (the “Senior Loan Agreement” and, together with the Mezzanine Loan Agreement, the “Loan Agreements”). The Company’s prepayment amount was approximately $43.9 million, inclusive of principal amount of debt, the final payment fee, and accrued interest, and satisfied all of the Company’s outstanding debt obligations under the Loan Agreements. The Company did not incur any prepayment penalties in connection with the repayment of the amounts payable under the Loan Agreements, which had a scheduled maturity of March 1, 2024. The prepayment was made in full using restricted cash of $40.0 million, which was set aside as cash collateral in a March 2022 amendment to the Mezzanine Loan Agreement, as well as cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verrica Pharmaceuticals Inc.

Date: July 13, 2022	/s/ P. Terence Kohler Jr.
P. Terence Kohler Jr.
Chief Financial Officer